Exhibit 99.(p)(2)

Grail Advisors, LLC

Code of Ethics for Personal Investing

and Insider Trading Policy

Effective March 2009

Introduction

This Code of Ethics for Personal Investing and Insider Trading Policy (the “Code”) has been adopted by Grail Advisors, LLC (“Grail”).  Grail’s Chief Compliance Office (the “CCO”) administers the Code, and has the discretion to interpret the Code and decide how and whether it applies in any given situation.

The Code applies to all officers and employees of Grail and is based on the principle that the officers and employees of Grail owe a fiduciary duty to its clients, the registered investment companies it manages (the “Funds”), and to the Funds’ investors, and must place the interests of the Funds and the Funds’ investors above their own.  That means always placing the interests of the Funds and the Funds’ shareholders, above your own personal interests and never taking unfair advantage of your relationship to the Funds or Grail in attempting to benefit yourself or another party.  And it means never acting in a way that interferes or conflicts with the operation of the Funds or Grail’s business; this includes not taking any action that would undermine or be inconsistent with the Funds’ compliance policies and procedures.  Any behavior that violates your fiduciary duty — or that even gives the appearance of doing so — could harm the firm’s reputation and business.

Because no set of rules can anticipate every possible situation, it is essential that you comply with not only the letter of the Code, but also its spirit.  Any activity that compromises Grail’s integrity, even if it does not expressly violate a provision of the Code, has the potential to be construed as a violation of your fiduciary duty and may result in scrutiny or further action from the CCO.

Note that certain parts of the Code apply only to Access Persons.  Access Persons are:

•      Grail’s officers;

•      Any Grail employee who has access to nonpublic information regarding any Fund’s purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund; and

•      Any Grail employee who is involved in making securities recommendations for the Funds, or who has access to securities recommendations for the Funds that are nonpublic.

•      All other provisions of the Code apply to all Grail personnel.

Acknowledging your acceptance of the code

When you begin working at Grail, and again each year, you must submit the Acknowledgment Form and Certification in Appendix A, in which you indicate that:

•      you have received and will retain a copy of the Code;

•      you understand the Code and agree to abide by its terms; and

•      for existing employees, you certify that you have complied with the Code.

If you are new to Grail, submit the Acknowledgment Form and Certification within 10 days of hire.  Thereafter, you will be asked by the CCO to complete the Form once a year.

Complying with federal securities laws

In addition to complying with these rules and other company-wide policies, you need to comply with the following federal securities laws: the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act, and all rules established under these Acts.

Reporting violations

If you become aware that you or someone else has violated the Code promptly report the violation to the CCO.  To the extent consistent with effective investigation and remediation of the violation, the CCO will keep confidential the identity of a person reporting a violation by another person. Retaliation against someone who reports a violation is prohibited.

Access Persons — permitted investments

The only securities that an Access Person may acquire in a Covered Account (as defined below) are shares of mutual funds and ETFs.  It is recognized that an Access Person’s acquisition of securities other than those permitted may be involuntary, e.g., as a result of bequest or gift; any such transactions and their circumstances must be reported promptly to the CCO.  The CCO may require an Access Person to preclear any transactions, such as dispositions, relating to securities the Access Person holds in a Covered Account that are not mutual funds or ETFs.

Covered Accounts.  An Access Person has a “Covered Account” if the Access Person directly or indirectly through any contract arrangement, understanding or relationship has or shares the opportunity to profit from securities held in the account.  The term “Covered Account” encompasses a fairly wide range of accounts and includes any ownership arrangement whether or not maintained with an institution (e.g., stock certificates kept in a home safe or shares held in non-certificated form).  Important factors are actual or potential investment control over an account, whether the Access Person benefits financially from an account, and what family and financial relationships the Access Person has with the account holder.  Examples of Covered Accounts for an Access Person aside from those held directly by the Access Person include accounts that belong to the following:

•      (a) the Access Person’s spouse, or a domestic partner who shares the Access Person’s household; (b) any of the Access Person’s children, stepchildren, and grandchildren, parents, step-parents, grandparents, siblings, parents-, children-, or siblings-in-law (whether related by blood, adoption, or marriage) if such person: (i) shares the Access Person’s household and (ii) is either under 18 or is supported financially by the Access Person and (c) anyone else that the CCO designates as having the same status, all of the foregoing being an Access Person’s “Covered Persons”

•      any corporation or similar entity where the Access Person or any of the Access Person’s Covered Persons are a controlling shareholder or participate in investment decisions made by the entity

•      any trust for which an Access person and/or a Covered Person of the Access Person:

•      participate(s) in making investment decisions;

•      is a trustee, and the Access Person (and/or the Covered Person) either have an opportunity to profit from the trust’s investment operations or any of the Access Person’s and/or Covered Person’s children, stepchildren, and grandchildren, parents, step-parents, grandparents, siblings, parents-, children-, or siblings-in-law (whether related by blood, adoption, or marriage) is a beneficiary of the trust; or

•      is a settlor, and, if the Access Person is the trustee, the Access Person can revoke the trust and participate in making investment decisions for the trust, and if the Covered Person is the trustee, the Covered Person can revoke the trust and participate in making investment decisions for the trust

•      any undertaking in which the Access Person has, or a Covered Person of the Access Person has, the opportunity to profit from a transaction in a security.

A Covered Account also includes any account designated as such by the CCO.  Access Persons should confer with the CCO regarding any question as to whether an account is a Covered Account.

Access Persons — disclosing securities accounts and holdings

Access Persons must disclose information about their Covered Accounts and holdings of Covered Securities (as defined below), unless an exception applies.

Covered Security.  The term “Covered Security” encompasses most every type of security, including:

•      shares of stock (of both public and private companies);

•      corporate and municipal bonds;

•      bonds convertible into stock;

•      options on securities (including options on stocks and stock indexes);

•      security futures and futures on broad-based market indexes;

•      shares of exchange-traded funds (ETFs), including the Funds;

•      shares of closed-end funds;

•      commodities and options and futures on actual commodities (such as, grains or metals traded on a commodities exchange); and

•      commodity indexes and options and futures on commodity indexes.

The following are not Covered Securities:

•      shares issued by money market funds;

•      shares of registered open-end investment companies that are not ETFs;

•      interests in 529 College Savings Plans;

•      U.S. Treasury securities;

•      obligations of U.S. government agencies and instrumentalities with remaining maturities of one year or less;

•      money market instruments, such as certificates of deposit, banker’s acceptances, and commercial paper

Note:  An account is a Covered Account if it holds securities even if they are not Covered Securities.

New Hires/Existing Personnel Who Become Access Persons

Within 10 days of hire or of being notified of Access Person status, an Access Person must submit a Personal Securities Holdings Form (see Appendix B) and a Covered Account Information Form (see Appendix C) showing all of that Access Person’s and that Access Person’s Covered Persons’ Covered Accounts and holdings of Covered Securities.  The forms allow an Access Person to indicate that neither the Access Person nor the Access Person’s Covered Persons have any Covered Accounts or Covered Security holdings.

Existing Access Persons

The CCO will ask existing Access Persons to complete a Personal Securities Holding Form and Covered Account Information Form annually.  If a Covered Account (a) is newly opened by an Access Person or one of the Access Person’s Covered Persons or (b) becomes associated with an Access Person or one of the Access Person’s Covered Persons (such as through a marriage or death), the Access Person should promptly report the new Covered Account to the CCO by submitting a Covered Account Information Form for the new Covered Account no later than the due date for the next Quarterly Transaction Report (as described below).

No reports are required with respect to a Covered Account over which an Access Person and the Access Person’s Covered Persons have no direct or indirect influence or control.  The CCO must approve an Access Person’s reliance on this exception.

Access Persons - disclosing transactions in Covered Securities

For each calendar quarter, Access Persons must disclose any transactions in Covered Securities by submitting the Quarterly Transaction Report Form in Appendix D no later than 30 days after calendar quarter end.  Access Persons should arrange for duplicate copies of all trade confirmations and monthly account statements for their Covered Accounts to be received by the CCO no later than 30 days after calendar quarter end.

•      Access Persons must disclose any transaction in Covered Securities that would not otherwise be reported to the CCO (e.g., if an Access Person inherits stock in certificate form) by reflecting it in the applicable Quarterly Transaction Report.  An Access Person must file a Quarterly Transaction Report each quarter even if the Access Person has no transactions to report.

•      If an Access Person or Covered Person of an Access Person gives, donates, or transfers Covered Securities to another party (e.g., as a charitable contribution), or an Access Person or a Covered Person of an Access Person receives or acquires Covered Securities from another party (e.g., through inheritance), the Access Person must reflect those transactions in the Quarterly Transaction Report for the quarter in which the event took place.

An Access Person does not have to report transactions in any Covered Account that are being made under an Automatic Investment Plan, the details of which have been provided to the CCO.  An “Automatic Investment Plan” is a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) Covered Accounts in accordance with a predetermined schedule and allocation, and includes a dividend reinvestment plan.

No reports are required with respect to a Covered Account over which an Access Person and the Access Person’s Covered Persons have no direct or indirect influence or control.  The CCO must approve an Access Person’s reliance on this exception.

Access Persons - getting approval to trade in Covered Accounts owned by others

Generally, an Access Person may not exercise trading authority over an account that is not a Covered Account (i.e., that is not subject to reporting under the Code).  However, with prior approval from the CCO, an Access Person can maintain and exercise trading authority over an account owned by a member of the Access Person’s family, even if it does not fall under the definition of Covered Account.  Once approved, the account is subject to the same requirements and limitations as other Covered Accounts (including the limit on permissible investments).

Newly Hired or Designated Access Persons

•      Should take immediate steps to terminate any authority to trade Covered Securities in a non-Covered Account; or

•      Should make a written request to the CCO for an exception.  An Access Person seeking an exception may not direct any trades for the account in question before receiving written approval from the CCO.

Current Access Persons

•      Should submit a written request to the CCO.  An Access Person seeking an exception may not direct any trades for the account in question before receiving written approval from the CCO.

Access Persons - frequent trading

Frequent trading is strongly discouraged.  In general, any Access Person placing more than 25 trades in a quarter should expect additional scrutiny.  The CCO monitors trading activity, and may limit the number of trades allowed in an Access Person’s Covered Accounts during a given period.

Access Persons - serving as a director/outside employment

An Access Person must get written approval in advance from the CCO to serve as a director or trustee of a publicly traded company or a privately held company that is likely to issue shares.  Approval depends on a determination that the activity would not be contrary to the best interests of the Funds and their shareholders.  Prior written approval from the CCO is required for other activities as well, including accepting additional employment outside of Grail or participating in an activity that may create an actual or perceived conflict of interest.

Access Persons - prohibition on short strategies

No Access Person nor any of an Access Person’s Covered Persons may engage in any short selling strategy including derivative strategies designed to achieve results the same as, or similar to, a short sale.

Access Persons - participating in an investment club

No Access Person nor any of an Access Person’s Covered Persons may participate in an investment club or similar entity.

Influencing a Fund to act in a way that benefits you or others

The Funds must act in the interests of their shareholders.  Accordingly, you are prohibited from influencing any Fund to act for the benefit of any party other than its shareholders.  For example, you may not influence a Fund to buy, sell, or refrain from trading a security in order to affect that security’s price to advance your own interests or the interests of a party that has or seeks to have a business relationship with Grail or its affiliates.

Circumvention of the Code

If something is prohibited by the Code, you may not use any device or practice that technically complies with the Code to accomplish the same thing.  This includes using derivatives that may not constitute Covered Securities.

Policy on Insider Trading

The following is the Grail’s policy governing “inside information,” which is information about a company that is both material and nonpublic (as defined below).  These rules apply regardless of whether you have obtained the inside information as a part of your job.  These rules apply to any use of information obtained during your period of employment with Grail, even if that use occurs after your employment is terminated.  The law imposes severe sanctions for violations of the insider trading laws, and Grail takes very seriously the need to ensure compliance with the securities laws and its own policies.

Materiality.  Information is “material” if there is a substantial likelihood that a reasonable investor would consider it important in making an investment decision, or if public disclosure of that information would reasonably be expected to affect the price of the security or related securities of the company.  The information need not be so important that it would have changed the investor’s decision to buy or sell.

Nonpublic.  Information is “nonpublic” when it has not been disseminated in a manner making it available to investors generally.  Information is “public” when it has been made available to investors generally by such means as national business and financial news services (e.g., Dow Jones, Bloomberg or Reuters), and national news services (e.g., Associated Press, New York Times or Wall Street Journal).  Information may become public in other ways.

If you are in doubt as to whether information that you have may be considered to be “material” or “nonpublic,” do not trade in any security issued by the company in question and do not disclose that information to anyone else.  Contact the CCO who will advise you as to whether the information you have is inside information.

How you might receive inside information.

You may come into possession of inside information in a variety of ways.  For example:

•      In connection with overseeing compliance with a Fund’s proxy voting procedures, Grail may receive inside information that the issuer of the securities has disclosed as pertinent to the evaluation of that proposed action.

•      You may learn inside information through personal sources, such as a friend whose company is involved in a transaction, or from overhearing conversations in a restaurant.

The fact that you have learned inside information does not mean that you have done anything wrong.  In fact, it is possible you could learn inside information about a public company as a necessary part of performing your job.  At the same time, where you do not need inside information in order to do your job, you should try to avoid receiving it.

What to do if you receive inside information:

1.             Contact the CCO.

•      If there is a question about whether the information is inside information, contact the CCO who will make that determination and advise you.  Do not tell anyone else about the information.

•      The CCO will give you instructions as to what you should do.  Those instructions may include the following:

•      You may be told the information does not constitute inside information and that you are free to trade securities issued by the company in question (if otherwise consistent with the Code) and to disclose the information.

•      You may be instructed that the information is inside information and may not be disclosed to anyone else without express clearance from the CCO.

•      You may be asked to sign a confidentiality letter or to follow additional procedures intended to preclude your communicating the inside information to others within Grail who do not know the inside information.

2.             Do not trade in any securities of the issuer about which you have inside information.

•      You may not trade any security of the company about which you have inside information (if otherwise consistent with the Code) until the CCO tells you that you are free to do so.  If you believe that the inside information has become public information or that it is no longer material, you should contact the CCO, but you may not trade in the issuer’s securities until you have received clearance to do so.

•      Do not recommend that anyone else trade or refrain from trading in any securities of the company.  This prohibition applies even if you do not disclose the inside information in making your recommendations.

•      The ban on trading securities of the issuer in question is a complete one, and applies to any account for which you play any role in making investment decisions, regardless of whether you have an economic or ownership interest in the account, including such accounts as:

•      any account for which you serve as trustee, guardian or executor; and

•      any account over which you have trading authority as part of your job or on the basis of having actual control over the account, whether via a power of attorney or otherwise;

3.             Do not disclose inside information to anyone else, except as expressly permitted by the CCO.

To avoid the possibility of restricting Grail and its personnel from trading in securities of a particular company when only one of them has inside information about that company, it may be necessary to create information barriers to “wall off” those who know the inside information from those who do not.  Otherwise, inside information known by some Grail personnel may be deemed to be known by the entire organization.  If you have inside information, you must observe the following restrictions:

•      Do not provide inside information to other Grail personnel, including those to whom you report and those whom you may believe need to know the information in order to do their jobs, except as expressly permitted by the CCO.  If other Grail personnel in fact need to know the inside information in order to do their jobs, they will be given the information in a manner consistent with this policy, which is generally to limit disclosure to as great an extent as possible.

•      Do not provide inside information to anyone outside of Grail, including accountants, employees or directors of the issuer, except as expressly permitted by the CCO.

•      If you receive nonpublic information about any Fund’s portfolio, you are also subject to Grail’s Information Firewall Policies and Procedures designed to prevent Grail’s broker-dealer affiliate from having access to that information.

4.             Other steps to protect the confidentiality of inside information.

•      Do not leave documents containing inside information at copiers, in conference rooms or in any other place where they could be viewed by unauthorized persons.  When such documents are not being used, store them in a secure location.

•      If you discard documents containing inside information, do so by shredding them.

•      Use passwords or other means to limit access to inside information on computers and other electronic storage devices.

•      Do not discuss inside information in places where you may be overheard, such as at social gatherings, or in hallways, office areas open to other employees, elevators, restaurants, trains, taxis or public transportation.

Sanctions

Violations of the Policy on Insider Trading may in some cases also constitute violations of law and of the rules of regulatory and self-regulatory organizations.  Penalties for violating applicable laws and regulations are severe, and may include substantial fines against those who misuse inside information, against their supervisors and management, and against Grail, as well as jail sentences, industry bars, or a combination of these sanctions.

If you violate this policy, whether or not your conduct violates applicable laws or regulations, you will be subject to disciplinary action by Grail up to and including dismissal.

Enforcement of the Code

The CCO reviews the forms and reports Access Persons submit for compliance with the letter and spirit of the Code.  If these reviews turn up information that is incomplete, questionable, or potentially in violation of the Code, the CCO will investigate the matter and take appropriate action.

If it is determined that you have violated the Code, the CCO or another appropriate party may take corrective action, which may take the form of:

•      a warning

•      disgorgement of profits

•      a fine or other payment

•      a limitation or ban on personal trading

•      dismissal from employment

•      referral of the matter to civil or criminal authorities

Grail takes all violations of the Code seriously.  You should be aware that other securities laws and regulations not addressed by the Code may also apply to you, depending on your role at Grail.

Grail’s CFO or CEO administers and enforces the Code as to the CCO.

Exceptions

In a number of instances, the Code provides that the CCO may grant exceptions to particular requirements.  If you believe that you have a situation that warrants an exception not discussed in the Code, you may submit a written request to the CCO.

Modification of the Code

The Code may be modified at any time (without your consultation or consent).  You will be promptly notified of any change and will be expected to comply with it.

Annual Reports

No less frequently than annually, the CCO will conduct a review of the Code and its implementation and effectiveness over the period since the last review (or the Code’s inception in case of the first review).  The CCO will report relevant findings from the annual review and any recommendations based on those findings to Grail’s CEO, or his designee, in connection with the annual review of Grail’s compliance program.  Based on the annual review, the CCO will also prepare a written report for the Board of each Fund that describes any issues arising under the Code and its procedures since the last report to the Fund’s board of directors, including, but not limited to, information about material violations of the Code and its procedures and sanctions imposed in response to the material violations. The report will also certify that Grail has adopted procedures reasonably necessary to prevent its personnel from violating the Code.

Recordkeeping

The CCO will maintain the following records:

•      a copy of the Code as currently in effect, or as in effect at any time within the preceding five years;

•      a record of any violation of the Code and of any action taken as a result of the violation;

•      a record of each report submitted pursuant to the Code and of any information submitted in connection with or in lieu of such reports (e.g., duplicate broker confirmations);

•      a record of the names of persons who are currently, or within the past five years were, Access Persons;

•      a record of all persons who are currently, or were during the past 5 years, required to submit Personal Securities Holding Forms, Covered Account Information Forms and Quarterly Transaction Reports, and are currently, or were during the past 5 years, responsible for reviewing those submissions;

•      a record of all Acknowledgement Form and Certifications submitted by all current Grail personnel and any other Grail personnel during the preceding five years;

•      a copy of each Annual Report for the past five years.

Legal Information

This Code constitutes the Code of Ethics adopted by Grail to comply with Rule 17j-1 under the Investment Company Act of 1940, Section 204A of the Investment Adviser’s Act of 1940, Rule 204A-1 under the Investment Advisers Act of 1940, and Rules 204-2(a)(12) and 204-2(a)(13) under the Investment Advisers Act of 1940.  The Code reflects the fact that Grail Advisors’ clients are exclusively ETFs.

Appendix A

Grail Advisors, LLC

Code of Ethics for Personal Trading
and Insider Trading Policy (the “Code”)

Acknowledgement Form and Certification

Please complete this form and submit it to the CCO.

I have received and will retain a copy of the Code, which I have read and understand.  I accept the Code and agree to abide by its terms.  If I am making this certification as requested by the CCO on an annual basis, I have complied with the Code’s requirements (except as otherwise determined by the CCO or disclosed on attachments to this certification).

Name (printed)

Signature

Date

(To be signed and returned to the Compliance Officer)

Appendix B

Grail Advisors, LLC

Code of Ethics for Personal Investing

Personal Securities Holding Form

Please complete this form and submit it to the CCO.

This form and any attachments reflect all the Covered Securities held by the undersigned or any of the undersigned’s Covered Persons as of the date indicated below.  The information in this report must be current as of a date not be more than 45 days before the hire date if this form is being submitted for the first time, and must be current as of a date not be more than 45 days prior to submission in the case of an annual update.  An endorsed copy of a recent statement with equivalent information may be attached in lieu of, or in addition to, listing securities holdings below.

☐  Check this box if neither you nor your Covered Persons hold any Covered Securities.

Security (including title, type and as applicable, exchange ticker symbol or CUSIP number)	# Shares or Principal Amount	Name of Broker/Bank/ Other Institution and Acct. No.

Name (printed):

Signature:

Date:

Appendix C

Grail Advisors, LLC

Code of Ethics for Personal Investing

Covered Account Information Form

Please complete this form and submit it to the CCO.

Check the appropriate boxes below to indicate the reason for submitting this form and provide any requested information.

☐            The following is a list of Covered Accounts for the undersigned.  I have requested that the institutions maintaining these accounts provide the CCO with duplicate confirmation and periodic statements.  If no accounts are listed, the undersigned and the undersigned’s Covered Persons do not have any brokerage, bank or other accounts that may hold securities.

☐            Check this box if this Form is an annual report.

☐            Check this box if this Form reports, one or more additional Covered Accounts.

Name of Institution
Maintaining Account	Address	Account No.

Name (Print):

Signature:

Date:

Appendix D

GRAIL ADVISORS, LLC

Code of Ethics for Personal Investing

Quarterly Transaction Report

For the Calendar Quarter Ended

Grail personnel must submit this report to the CCO for each calendar quarter no later than 30 days following calendar quarter end.

Under the terms of the Code, the undersigned hereby certifies the following (check the appropriate box):

☐            The undersigned and the undersigned’s Covered Persons have no Covered Accounts other than those already reported, for which duplicate confirms and statements covering the quarter’s transactions have been provided to the CCO by the due date for this report.  The undersigned and the undersigned’s Covered Persons have not engaged in any transactions in Covered Securities outside of the reported Covered Accounts, except as shown in the attached pages, which show for each such transaction: the security (title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount), the nature of the transaction, the price at which the transaction was effected, the institution through which the transaction was effected and the date of the transaction.  If no pages are attached, no such transactions occurred during the quarter.

☐            The undersigned and the undersigned’s Covered Persons have no Covered Accounts, and have not engaged in any transactions in Covered Securities except as shown in the attached pages, which show for each such transaction: the security (title, and as applicable, the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares and principal amount), the nature of the transaction, the price at which the transaction was effected, the institution through which the transaction was effected and the date of the transaction.  If no pages are attached, no such transactions occurred during the quarter.

Signed:

Name (Please Print)

Date Submitted: